                                                                EXHIBIT 10.30 to
                                                                NORTHPOINT 10-K




                            NORTHPOINT CANADA CLEC

                             INVESTMENT AGREEMENT


                               February 15, 2000

                               TABLE OF CONTENTS
                               -----------------

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                                                                                            Page
                                                                                            ----
ARTICLE 1 DEFINITIONS......................................................................    1
 1.1       Definitions.....................................................................    1

ARTICLE 2 Purchase and Sale of Shares......................................................    9
 2.1       Purchase of Shares..............................................................    9
 2.2       Closing.........................................................................    9
 2.3       Legends.........................................................................    9

ARTICLE 3 Representations and Warranties...................................................   10
 3.1       Representations and Warranties of the Company...................................   10
 3.2       Representations and Warranties of the Call-Net Group and the NorthPoint Group...   11

ARTICLE 4 TRANSFERS OF SHARES; NEW ISSUANCES...............................................   12
 4.1       No Transfers Start-Up Period....................................................   12
 4.2       Initial Notice of Sale..........................................................   12
 4.3       Right of First Refusal..........................................................   12
 4.4       Transfers to Affiliates.........................................................   15
 4.5       Co-Sale Rights..................................................................   16
 4.6       Buy-Sell Right..................................................................   17
 4.7       Right of First Refusal on Issuance by Company...................................   18
 4.8       Bankruptcy......................................................................   19
 4.9       NorthPoint Ownership Structure..................................................   19
 4.10      Right of First Refusal on Company Indebtedness..................................   20
 4.11      Shareholder Loans...............................................................   20

ARTICLE 5 BOARD OF DIRECTORS AND MANAGEMENT................................................   20
 5.1       Number of Directors.............................................................   20
 5.2       Designation of Directors........................................................   21
 5.3       Adjustment of NorthPoint's Rights...............................................   21
 5.4       Supermajority Requirements......................................................   21

ARTICLE 6 OPERATING COVENANTS and pre-closing covenants....................................   22
 6.1       Application for CLEC Status.....................................................   22
 6.2       Procedures in the Event of a Dispute............................................   23
 6.3       Financial Statements............................................................   23
 6.4       Initial Public Offering.........................................................   24
 6.5       Cooperation of NorthPoint Group and Call-Net Group..............................   24
 6.6       Pre-Closing Covenants...........................................................   25

ARTICLE 7 CONDITIONS to closing ...........................................................   25
 7.1       Conditions to Each Party's Obligations..........................................   25
 7.2       Conditions to Call-Net's Obligations............................................   26

                                      -i-
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
 7.3    Conditions to NorthPoint's Obligations.........................................  26

ARTICLE 8 MISCELLANEOUS................................................................  27
 8.1    Termination....................................................................  27
 8.2    Notices........................................................................  27
 8.3    Applicable Law; Waiver of Jury Trials; Consent to Jurisdiction.................  28
 8.4    Severability...................................................................  29
 8.5    Amendments.....................................................................  29
 8.6    Waiver.........................................................................  29
 8.7    Counterparts...................................................................  29
 8.8    Entire Agreement...............................................................  29
 8.9    Assignment.....................................................................  29
 8.10   Survival of Agreement..........................................................  29
 8.11   No Third-Party Beneficiaries...................................................  29
 8.12   Expenses.......................................................................  30
 8.13   Specific Performance...........................................................  30
 8.14   Construction...................................................................  30

                                                                   EXHIBIT 10.30


                             EMPLOYMENT AGREEMENT
                             --------------------

          This EMPLOYMENT AGREEMENT, made as of March 7, 2000 (the "Effective Date"), is entered into by and between NorthPoint Communications, Inc. (the "Company") and Herman W. Bluestein (the "Executive").

          WHEREAS, the Company and Executive wish to enter into a formal employment agreement that shall govern the terms and conditions of Executive's employment with the Company and shall provide certain severance, stock option and other benefits for Executive in the event that his employment should terminate.

          WHEREAS, the Executive is agreeing to abide by the restrictive covenants contained herein and is foregoing other career opportunities in reliance on this Employment Agreement,

          NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

1.  Definitions

     A.  Target Bonus. "Target Bonus" means the target annual bonus for
         ------------
     Executive during in any year or, if Executive is entitled to a bonus under an individual written agreement with the Company, the annual bonus to which Executive is entitled thereunder.

     B.  Base Salary. "Base Salary" means the greater of the annual rate of base
         -----------
     salary in effect for Executive at the time of Executive's Qualifying Termination or the annual rate of base salary in effect for Executive immediately before the Change in Control.

     C.  Cause. Termination for "Cause" means the following: (i) Executive's
         -----
     conviction of a felony or any crime of dishonesty; (ii) Executive's commission of any act of fraud with respect to the Company; (iii) any intentional misconduct by Executive intended to have a materially adverse effect upon the Company's business; (iv) Executive's repeated failure to satisfactorily perform his job duties; (v) an intentional breach by Executive of any of Executive's fiduciary obligations as an officer or director of the Company or a breach of this Employment Agreement or any other agreement with the Company that has a materially adverse effect upon the Company; or (vi) Executive's death or Permanent Disability.

     D.  Change in Control. "Change in Control" shall have the meaning set forth
         -----------------
     in the Option Agreement attached as Exhibit A hereto.
                                         ---------

     E.  Change of Employment Circumstances. "Change of Employment
         ----------------------------------
     Circumstances" means (i) a material reduction in Executive's level of duties or responsibilities or the nature or scope of Executive's functions, or (ii) a reduction in Executive's base salary or a reduction in Executive's total cash compensation (consisting of base salary and target bonus), or (iii) the failure to provide Executive with employee benefits (including medical/dental, disability and life insurance) that are substantially equivalent to the benefits provided to Executive immediately before a Change in Control, or (iv) a relocation of Executive's principal place of employment by more than thirty-five miles away (or any requirement that Executive spend more than two days a week at any location more than thirty-five miles away), or (v) the breach of the terms of any compensation agreement or arrangement between the Company and Executive, or (vi) the repudiation or failure by the Company or its successor to acknowledge (upon Executive's written request) or to comply with any of its obligations under this Employment Agreement.

     F.  Comparable Position. A "Comparable Position" means a position with a
         -------------------
     successor to part or all of the business of the Company, if the terms of such position do not differ from Executive's prior position with the Company in any manner that would constitute a Change of Employment Circumstances, assuming that the terms of such new position with the successor remained materially the same as the terms of Executive's employment with the Company.

     G.  Final Determination. "Final Determination" means an audit adjustment by
         -------------------
     the Internal Revenue Service that is either (i) agreed to by both Executive (or his estate) and the Company (such agreement by the Company to be not unreasonably withheld) or (ii) sustained by a court of competent jurisdiction in a decision with which Executive and the Company concur (such concurrence by the Company to be not unreasonably withheld) or with respect to which the period within which an appeal may be filed has lapsed without a notice of appeal being filed.

     H.  Period of Coverage. The "Period of Coverage" means the period
         ------------------
     commencing on the Effective Date and ending upon the date of termination of this Employment Agreement.

     I.  Permanent Disability. "Permanent Disability" shall mean the inability
         --------------------
     of Executive to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that is expected to result in death or has lasted or can be expected to last for a continuous period of twelve (12) months or more.

     J.  Qualifying Termination. "Qualifying Termination" shall mean a
         ----------------------
     termination of Executive's employment with the Company either (i) by the Company for any reason other than for Cause, or (ii) by Executive, following the occurrence of a Change in Control that occurs during the Period of Coverage which results in a Change of Employment Circumstances, provided that Executive properly executes, and does not revoke or attempt to revoke, a Release of claims against the Company, its affiliates and their employees and agents in the form attached as Exhibit B (the
                                                        ---------
     "Release"). A Qualifying Termination shall be deemed not to have occurred where Executive is offered a Comparable Position with the new corporate entity subsequent to a Change in Control, whether or not Executive accepts such position. If Executive is offered a position which is not a Comparable Position and accepts such position, then Executive will be treated as if he had been offered and accepted a Comparable Position.

2. Job Duties. Executive shall serve as the Chief Development Officer of the Company and shall, in such capacity, report directly to the Chief Executive Officer. In his capacity as Chief Development Officer of the Company, Executive shall devote substantially all of his time and attention to the business and affairs of the Company.

3.  Current Stock Options and Benefits.

          A.  Initial Grant. Pursuant to the NorthPoint Communications, Inc.
              -------------
     1997 Stock Option Plan (the "Option Plan"), Executive received a grant of stock options on September 14, 1998 (the "Initial Grant"). The Option Agreement between the Company and Executive Agreement that underlies the Initial Grant (the "Option Agreement") is attached hereto as Exhibit A.
                                                                  ---------

          B.  Cash Compensation. Executive is paid a base salary at the annual
              -----------------
     rate of Two Hundred Twenty Thousand Dollars ($220,000.00), to be paid in accordance with the Company's standard payroll policy. Such base salary may be increased by the Board of Directors in its sole discretion.

          C.  Bonus. Executive shall be eligible to receive an annual target
              -----
     bonus of up to a maximum of fifty percent (50%) of his annual base salary. Payment of the bonus shall be at the discretion of the Compensation Committee of the Company's Board of Directors and shall be based on the achievement of objectives agreed to by the Compensation Committee of the Board of Directors. In future years, payment of the bonus shall be at the discretion of the Compensation Committee of the Company's Board of Directors and shall be based on the achievement of objectives as determined by such Committee.

          D.  Other Employee Benefits. Executive shall, throughout the Period of
              -----------------------
     Coverage, be eligible to participate in all group term life insurance plans, group health plans, accidental death and dismemberment plans and short-term and long-term disability programs, sick leave, vacation leave and other executive perquisites which are made available to the Company's executive and/or other Company employees.

4.  Additional Compensation.  In addition to the compensation enumerated above,
    -----------------------
and in return for the consideration contained herein, the Company has agreed to provide the Executive with the compensation set forth in subsections A, B and C below.

     A.  Supplemental Life Insurance. The Company will provide Executive with
         ---------------------------
     supplemental group term life insurance coverage of $500,000 during the Period of Coverage.

     B.  Financial Counseling Assistance. The Company will provide Executive
         -------------------------------
     with annual financial counseling during the Period of Coverage by a provider selected by the Executive. In no event, however, shall the Company provide Executive with financial counseling in an amount in excess of $10,000 per year.

     C.   Change in Control.
          -----------------

               (1)  Change in Control Protection. Notwithstanding anything to
                    ----------------------------
               the contrary in the Initial Grant or Option Agreement, upon (i) a Change in Control of the Company, and (ii) a Qualifying
                                                 ---
               Termination of the Executive, the Executive shall be entitled to the following benefits:

                         a)   Acceleration. Executive's Initial Grant, to the
                              ------------
                         extent not otherwise exercisable for all the shares of Company common stock underlying the Initial Grant, will immediately become exercisable for all the shares of Company common stock underlying the Initial Grant, and may be exercised for any or all of those shares as fully vested shares. All options must be exercised within ninety (90) days of the date of the Qualifying Termination.

                         b)   Installment Sum Payment of Salary and Bonus.
                              -------------------------------------------
                         Beginning within ten (10) business days after a Qualifying Termination (or, if later, the last day of any period during which the Release may be revoked by Executive), the Company shall make twelve (12) equal monthly cash payments to Executive, subject to any mandatory tax withholding, equal to one-twelfth (1/12) times the sum of Executive's Annual Base Salary and Executive's Target Bonus.

                         c)   Continuing Benefit Coverage. The Company will, at
                              ---------------------------
                         normal employee rates, provide Executive and, to the extent available before the Qualifying Termination, Executive's eligible dependents with coverage under the Company's medical/dental plan, life insurance and accident plan and disability plan until the earlier of
                         (i) one (1) year after the date of Executive's Qualifying Termination or (ii) the first date that Executive is covered under another employer's program which provides substantially the same level of benefit coverage without exclusion for pre-existing conditions. After this period of coverage, Executive (and, if applicable, Executive's eligible dependents) may elect to continue coverage under the Company's group medical/dental plan at Executive's own expense in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") and, for purposes of determining the maximum period of COBRA coverage, such maximum period will begin immediately following the end of Company-subsidized coverage.

                         d)   Excess Tax Gross-Up Payment. If any compensation
                              ---------------------------
                         payable hereunder, either alone or when aggregated with other compensation payable to Executive, would constitute a parachute payment that would subject Executive to an excise tax under Section 4999 of the Internal Revenue Code, Executive shall be entitled to receive an additional lump sum cash payment, subject to mandatory tax withholding, which, when added to all compensation payable to Executive that constitutes a parachute payment, provides Executive with the same after tax-compensation that he would have received from such parachute payments had none of such compensation constituted a parachute payment (a "Tax Gross-Up"). The procedures for making such payment are set forth in Section 6.

               (2)  Limitation on Acceleration. Notwithstanding anything else
                    --------------------------
               set forth in this Section 4, if it is reasonably determined by the Company's Board of Directors in good faith, upon consultation with Company management and the Company's independent auditors, that the acceleration of vesting of stock options or restricted stock or the acceleration and cash-out of affiliate options upon a Change in Control (to the extent that those Sections provide for acceleration or cash-out that would not otherwise occur under the terms of the instruments evidencing such options or restricted stock) would preclude accounting for any proposed business combination of the Company as a pooling of interests, and the Board of Directors otherwise desires to approve such a proposed business transaction which requires as a condition to the closing of such transaction that it be accounted for as a pooling of interests, then, solely to the extent necessary to permit such accounting, such acceleration or cash-out shall not occur. The previous sentence shall not limit any acceleration of vesting or cash-out of any option or restricted stock that would occur, in absence of this Employment Agreement, under the terms of the Option Agreement or Option Plan.

               (3)  Offset of Benefits. The compensation and benefits payable
                    ------------------
               hereunder shall not be reduced or offset by any amounts that Executive earns or could earn from any other sources following Executive's Qualifying Termination. However, except to the extent the Company expressly agrees otherwise in writing, if the Company becomes obligated to pay Executive any severance pay or severance benefits under a separate employment or severance agreement or arrangement, the benefits payable hereunder shall be reduced by the amount of benefits payable under such other agreement or arrangement.

5.  Restrictive Covenants.

     A. In return for the consideration contained herein, Executive has agreed to certain restrictive covenants set forth below. During the Period of Coverage, Executive agrees that he shall:

               (1) devote substantially all of his time and energy to the performance of Executive's duties described herein, except during periods of illness or vacation.

               (2) not directly or indirectly provide services to or through any person, firm or other entity except the Company, unless otherwise authorized by the Company in writing.

               (3) not render any services of any kind or character for Executive's own account or for any other person, firm or entity without first obtaining the Company's written consent.

     B. Notwithstanding the foregoing, Executive shall have the right to perform such incidental services as are necessary in connection with (i) his private, passive investments, but only if Executive is not obligated or required to (and shall not in fact) devote any managerial efforts which interfere with the services required to be performed by him hereunder, (ii) his charitable or community activities or (iii) participation in trade or professional organizations, but only if such incidental services do not significantly interfere with the performance of Executive's services hereunder.

6. Excise Tax Gross-Up Procedures.

     A. The amount of any such Tax Gross-Up to which Executive becomes entitled under Section 4.C(1)(d), will be determined pursuant to the following:

               X  =  Y / (1 - (A + B + C)), where

               X is the total dollar amount of the Tax Gross-Up payable to Executive;

               Y is the total Excise Tax (as defined in Internal revenue Code
               Section 4999) imposed on Executive;

               A is the Excise Tax rate in effect at the time;

               B is the highest combined marginal federal income and applicable state income tax rate in effect for Executive, after taking into account the deductibility of state income taxes against federal income taxes to the extent allowable, for the calendar year in which the Tax Gross-Up is paid; and

               C is the applicable Hospital Insurance (Medicare) Tax Rate in effect for Executive for the calendar year in which the Tax Gross-Up is paid;

provided if there is a change in the tax laws after the date hereof that would render the amount determined above insufficient to fully reimburse Executive on an after-tax basis for the amount of any Excise Tax, Executive shall be entitled to such additional amount as may be necessary to provide him with such reimbursement

     B. Within ninety (90) days after a determination is made by the Internal Revenue Service or Executive's tax advisor that an item of compensation or benefit payable hereunder constitutes a parachute payment under Code
     Section 280G for which

     Executive is liable for an Excise Tax, Executive shall identify the nature of the payment to the Company and submit to the Company the calculation of the Excise Tax attributable to that payment and the Tax Gross-Up to which Executive is entitled with respect to such tax liability. The Company will pay such Tax Gross-Up to Executive (net of all applicable withholding taxes, including any taxes required to be withheld under Code Section 4999) within ten (10) business days after Executive's submission of the calculation of such Excise Tax and the resulting Tax Gross-Up, provided such calculations represent a reasonable interpretation of the applicable law and regulations.

     C. In the event that Executive's actual Excise Tax liability is determined by a Final Determination to be greater than the Excise Tax liability previously taken into account for purposes of the Tax Gross-Up paid to Executive pursuant to this Section 6, then within ninety (90) days following the Final Determination, Executive shall submit to the Company a new Excise Tax calculation based upon the Final Determination. Within ten
     (10) business days after receipt of such calculation, the Company shall pay Executive the additional Tax Gross-Up attributable to such excess Excise Tax liability.

     D. In the event that Executive's actual Excise Tax liability is determined by a Final Determination to be less than the Excise Tax liability previously taken into account for purposes of the Tax Gross-Up paid to Executive pursuant to this Section 6, then Executive shall refund to the Company, promptly upon receipt, any federal or state tax refund attributable to the Excise Tax overpayment.

7. Termination of Employment.

     A.  By Company. The Company may terminate Executive's employment under this
         ----------
     Employment Agreement at any time for any reason, with or without Cause.

     B.   By Executive. Executive may terminate his employment under this
          ------------
     Employment Agreement at any time, for any reason, with or without Cause, by giving the Company at least thirty (30) days prior written notice of such termination. However, such thirty (30) day notice requirement shall not apply if Executive terminates his employment due to a Change in Control.

8. Release of Claims. All compensation and benefits under Section 4 above are in consideration for Executive's execution of the Release, which Release Executive does not subsequently revoke or attempt to revoke. If Executive does not execute such a Release or if Executive attempts to revoke such Release, Executive will not be entitled to any of the benefits provided under this Employment Agreement.

9. Successors and Assigns. The provisions of this Employment Agreement shall inure to the benefit of, and shall be binding upon, the Company, its successors and assigns, and the Executive, the personal representative of his estate and his heirs and legatees; provided, however, Executive may not assign, transfer or delegate his rights or obligations hereunder and any attempt to do so shall be void.

10.  Notices.

       A. Any and all notices, demands or other communications required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party if served either personally or, if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested. If such notice, demand or other communication shall be served personally, service shall be conclusively deemed made at the time of such personal service. If such notice, demand or other communication is given by mail, service shall be conclusively deemed made at the time of the receipt by the party to whom such notice, demand or other communication is sent. Any and all notices, demands or other communications shall be delivered to the following address:

       To the Company:  NorthPoint Communications
                        303 2/nd/ Street
                        San Francisco, CA 94107
                        Fax: (415) 403-4004

       To Executive:    Herman W. Bluestein
                        219 Laurel Grove Ave.
                        Kentfield, CA 94904

       B. Any party hereto may change its address for the purpose of receiving notices, demands and other communications as herein provided by a written notice given in the manner aforesaid to the other party hereto.

11. Waivers. No waiver of any term or provision of this Employment Agreement shall be valid unless such waiver is in writing signed by the party against whom enforcement of the waiver is sought. In the case of the Company, such waiver shall be signed by at least one (1) member of the Company's Board. The waiver of any term or provision of this Employment Agreement shall not apply to any subsequent breach of this Employment Agreement.

12. Governing Document. This Employment Agreement, the Option Agreement, the Option Plan, and all other exhibits and attachments hereto constitute the entire agreement and understanding of the Company and Executive with respect to the terms and conditions of Executive's employment with the Company and the payment of severance and other benefits, and supersedes all prior and contemporaneous written or verbal agreements and understandings between Executive and the Company relating to such subject matter. Where the terms of the Option Agreement or Option Plan conflict with the terms of this Employment Agreement, the terms of this Employment Agreement shall control. Any and all prior agreements, understandings or representations relating to Executive's employment with the Company are hereby terminated and cancelled in their entirety and are of no further force or effect.

13. Governing Law. The provisions of this Employment Agreement shall be construed and interpreted under the laws of the State of California applicable to agreements executed and to be wholly performed within the State of California. If any provision of this Employment Agreement as applied to any party or to any circumstance should be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permitted by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this Employment Agreement, or the enforceability or invalidity of this Employment Agreement as a whole. Should any provision of this Employment Agreement become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Employment Agreement shall continue in full force and effect.

14. Deductions. All amounts paid to Executive hereunder are subject to all withholdings and deductions required by law.

15. Amendment and Termination. This Employment Agreement may be modified, amended or terminated only by a written agreement signed by Executive and an authorized member of the Company's Board.

16.  Remedies.   All rights and remedies provided pursuant to this Employment
Agreement or by law shall be cumulative, and no such right or remedy shall be exclusive of any other. A party may pursue any one or more rights or remedies hereunder or may seek damages or specific performance in the event of another party's breach hereunder or may pursue any other remedy by law or equity, whether or not stated in this Employment Agreement.

17. Arbitration. Executive agrees that any and all disputes that he has with the Company, or any of its employees, which arise out of his employment or under the terms of his employment, shall be resolved through final and binding arbitration, as specified herein. This shall include, without limitation, disputes relating to this Employment Agreement, his employment by the Company or the termination thereof, claims for breach of contract or breach of the covenant of good faith and fair dealing, and any claims of discrimination or other claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the California Fair Employment and Housing Act, the Employee Retirement Income Securities Act, the Racketeer Influenced and Corrupt Organizations Act, or any other federal, state or local law or regulation now in existence or hereinafter enacted and as amended from time to time concerning in any way the subject of his employment with the Company or its termination. The only disputes not covered by this Employment Agreement are the following: (i) claims for benefits under the unemployment insurance or workers' compensation laws, and (ii) claims concerning the validity, infringement or enforceability of any trade secret, patent right, copyright, trademark or any other intellectual property held or sought by the Company or which the Company could otherwise seek; in each of these instances such disputes or claims shall not be subject to arbitration, but rather, shall be resolved pursuant to applicable law. Binding arbitration shall be conducted in the county in which the Company's principal place of business is then located in accordance with the rules and regulations of the American Arbitration

Association (AAA). One arbitrator shall be chosen by mutual agreement of the Company and Executive from the AAA Employment Advisory Panel. Each side shall bear its own attorneys' fees; that is, the arbitrator shall not have authority to award attorneys' fees unless a statutory section at issue in the dispute
                         ------
authorizes the award of attorneys' fees to the prevailing party, in which case the arbitrator has authority to make such award as permitted by the statute in question. Executive understands and agrees that the arbitration shall be instead of any jury trial and that the arbitrator's decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof.

18. Counterparts. This Employment Agreement may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the day and year first above written.


                                 NORTH POINT COMMUNICATIONS, INC.

                                 By ____________________________________
                                    Name:
                                    Title:


                                 EXECUTIVE:

                                 _______________________________________
                                                 (Signature)

                                 _______________________________________
                                                 (Print Name)

                                   EXHIBIT A

                                   EXHIBIT B

Dear Mr. Bluestein:

          This letter is provided to confirm the agreement we have reached regarding your separation from employment with NorthPoint Communications, Inc., (the "Company"). We have agreed that your employment with the Company will terminate effective _________________, 200__.

          In consideration of the benefits to be provided to you pursuant to that certain in Employment Agreement between you and the Company dated March 7, 2000, you agree to the following:

     A. You fully and forever release and promise not to institute or participate in any legal proceeding against the Company or any of its directors, officers, or employees with respect to any and all claims and causes of action of any nature or kind, which are or may be claimed to exist, through and including the date on which this Agreement is executed by you, including but not limited to, any proceeding arising out of or relating in any way to your employment with the Company or your separation from employment. You should understand that you are forever waiving any rights you may have to pursue any remedies available to you against the Company, including, but not limited to, any employment-related cause of action, any tort or contract claims, any claim for violation of any state, federal or local statute, ordinance or regulation relating to employment or employment discrimination.

     B. You have agreed to maintain in confidence all information you have regarding the Company, its clients, the circumstances leading to your separation from the Company and the terms of this Agreement, except to the extent you are required by law to make any such disclosure.

     C. This Agreement between us shall be deemed to have been entered into in the State of California and shall be construed and interpreted in accordance with the laws of this State. It supersedes any and all prior agreements between you and the Company and contains the entire agreement between us.

     D. You and the Company hereby expressly waive any and all rights and benefits conferred by the provisions of Section 1542 of the Civil Code of the State of California, which states as follows:

          A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

          You may have up to ____________ (___) days in which to consider this Agreement and you should review it with an attorney if you so desire. By your signature below, you acknowledge that you have read and understand the terms of this Agreement, and that you

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

are signing it voluntarily and without coercion. You further acknowledge that the waivers you have made in this Agreement are knowing, conscious and made with full appreciation that you are forever foreclosed from pursuing any of the rights so waived.

                                   Very truly yours,


                                   __________________________

Dated:____________________         By:________________________________
                                          (Name, Title)


          I hereby accept and agree to the terms and conditions set forth in the above agreement.


Dated:___________________          ___________________________________
                                           (Executive Name)

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